Exhibits 5.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

October 15, 2025

BMW Auto Leasing LLC
200 BMW Drive
Woodcliff Lake, NJ 07677

Financial Services Vehicle Trust
200 BMW Drive
Woodcliff Lake, NJ 07677

Re:	BMW Auto Leasing LLC Financial Services Vehicle Trust Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to BMW Auto Leasing LLC, a Delaware limited liability company (the “Depositor”) in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $180,000,000 aggregate principal amount of 4.079% Asset Backed Notes, Class A-1, $335,000,000 aggregate principal amount of 3.94% Asset Backed Notes, Class A‑2a, $143,500,000 aggregate principal amount of Benchmark + 0.31% Asset Backed Notes, Class A‑2b, $478,500,000 aggregate principal amount of 3.97% Asset Backed Notes, Class A‑3, and $113,000,000 aggregate principal amount of 4.03% Asset Backed Notes, Class A‑4 (collectively, the “Notes”) pursuant to the terms of the Underwriting Agreement, dated as of October 8, 2025 (the “Underwriting Agreement”), among BNP Paribas Securities Corp., on behalf of itself and as representative of the several underwriters named therein (collectively, the “Underwriters”), BMW Financial Services NA, LLC and the Depositor.

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus dated October 8, 2025 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, the “Prospectus”).  BMW Vehicle Lease Trust 2025-2 (the “Issuer”) was formed pursuant to a Trust Agreement, dated as of September 25, 2025, by and between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of October 15, 2025, by and between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration No. 333- 283340), as amended by pre-effective Amendment No. 1 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  The Registration

BMW Auto Leasing LLC
Financial Services Vehicle Trust

Statement was declared effective on February 11, 2025.  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of October 15, 2025 (the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Issuer in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Issuer or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.  We express no opinion with regard to any entity beneficial ownership reporting laws.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Issuer, executed by the Owner Trustee on behalf of the Issuer and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and constitute binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

BMW Auto Leasing LLC
Financial Services Vehicle Trust

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP